CONSENT OF EXPERT

The undersigned hereby consents to all references to the undersigned as a non-independent qualified person and the undersigned’s name with respect to the disclosure of technical and scientific information included in or incorporated by reference in the Registration Statement on Form F-3 filed by Platinum Group Metals Ltd. and any amendments or supplements thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended.

/s/ R. Michael Jones
R. Michael Jones
Platinum Group Metals Ltd.
Date: August 3, 2018